FOR FURTHER INFORMATION:
Financial Relations Board Leslie Loyet (312) 640-6672 lloyet@frbir.com	Specialty Underwriters’ Alliance, Inc. Scott Goodreau (888) 782-4672 sgoodreau@suainsurance.com

FOR IMMEDIATE RELEASE
THURSDAY, AUGUST 2, 2007

SPECIALTY UNDERWRITERS’ ALLIANCE, INC. REPORTS
RECORD QUARTERLY WRITTEN PREMIUM OF $49 MILLION

CHICAGO – August 2, 2007 – Specialty Underwriters’ Alliance, Inc. (NASDAQ: SUAI) today announced financial results for the quarter and six months ended June 30, 2007.

Highlights:

•	Gross written premium of $48.6 million for the quarter and $83.6 million year to date, up 30.0% and 22.6% over the prior year periods

•	Earned premium of $37.2 million for the quarter and $72.6 million year to date, an increase of 47.6% and 49.7% over the prior year periods

•	Net income of $3.0 million, an increase of 36.4% from the prior year quarter

•	Earnings per share of $0.20 for the quarter and $0.39 year to date, versus $0.14 and $0.13 for the prior year periods

Courtney Smith, president and chief executive officer, stated, “We are pleased with our top line growth. The P&C marketplace is becoming more competitive; prices continue to decline as excess capacity seeks opportunity. Despite this softer market, we are diligently working on growing our top line through new business opportunities while maintaining underwriting discipline. During the past several months, we have explored several new partner agent relationships, strategic reinsurance relationships and continued to work with our current agents on business expansion. We are confident that there are opportunities for profitable growth in this challenging market.”

Gross written premiums were $48.6 million for the three months ended June 30, 2007 versus $37.4 million in the second quarter of 2006. For the six months ended June 30, 2007, gross written premiums were $83.6 million year to date versus $68.2 million for the same period in 2006. Earned premiums were $37.2 million for the second quarter of 2007 compared to $25.2 million in the second quarter of 2006. Year to date, earned premiums were $72.6 million versus $48.5 million in the prior year period.

Net investment income for the three months ended June 30, 2007 was $2.3 million, compared to $1.5 million for the prior year period. Net investment income for the six months ended June 30, 2007 was $4.4 million, compared to $2.6 million for the prior year period. Total revenues were $39.6 million for the second quarter of 2007, an increase of 48.3 percent from $26.7 million for the comparable period in 2006. Total revenues for the six months ended June 30, 2007 were $77.0 million versus $51.1 million for the six months ended June 30, 2006.

Total expenses for the three months ended June 30, 2007 were $36.5 million, consisting of loss and loss adjustment expenses of $21.9 million, acquisition expenses of $9.1 million and other operating expenses of $5.5 million. Other operating expenses consisted of $1.7 million of salaries and benefit costs (excluding $1.6 million of salary and benefit costs classified as loss adjustment and acquisition expenses), $0.5 million of professional and consulting fees, $1.1 million of depreciation and amortization, $0.4 million of stock based compensation expense and $1.8 million of other expenses.

Total expenses for the three months ended June 30, 2006 were $24.4 million. Total expenses consisted of loss and loss adjustment expense of $14.5 million, acquisition expenses of $5.2 million and other operating expenses of $4.7 million. Other operating expenses consisted of $1.4 million of salaries and benefit costs (excluding $1.0 million of salary and benefit costs classified as loss adjustment and acquisition expenses), $0.8 million of professional and consulting fees, $0.6 million of depreciation and amortization, $0.3 million of stock based compensation expense and $1.6 million of other expenses.

Total expenses for the six months ended June 30, 2007 were $70.8 million, consisting of loss and loss adjustment expenses of $42.0 million, acquisition expenses of $17.7 million and other operating expenses of $11.1 million. Other operating expenses consisted of $3.3 million of salaries and benefit costs (excluding $3.2 million of salary and benefit costs classified as loss adjustment and acquisition expenses), $1.7 million of professional and consulting fees, $2.1 million of depreciation and amortization, $0.7 million of stock based compensation expense and $3.3 million of other expenses.

Total expenses for the six months ended June 30, 2006 were $49.0 million. Total expenses consisted of loss and loss adjustment expense of $28.5 million, acquisition expenses of $10.7 million and other operating expenses of $9.8 million. Other operating expenses consisted of $2.8 million of salaries and benefit costs (excluding $2.1 million of salary and benefit costs classified as loss adjustment and acquisition expenses), $2.2 million of professional and consulting fees, $1.0 million of depreciation and amortization, $0.5 million of stock based compensation expense and $3.3 million of other expenses.

For the second quarter of 2007, net loss and loss adjustment expense ratio was 58.9 percent, an increase of 1.5 percent compared to the comparable quarter in 2006 and an increase of 2.4 percent as compared to year-end. These increases were primarily driven by an increase in large losses associated with our commercial automobile business. Underwriting results in workers’ compensation, general liability and other lines continue to meet expectations.

Net income for the three months ended June 30, 2007 was $3.0 million compared to $2.2 million for the same comparable period in 2006. Net income for the six months ended June 30, 2007 was $6.0 million compared to net income of $2.0 million for the comparable period in 2006.

As of June 30, 2007, the company reported investments of $194.1 million, total assets of $394.4 million, total liabilities of $275.2 million and shareholders’ equity of $119.2 million. Book value per share as of June 30, 2007 was $7.73 and tangible book value per share was $7.04. As of December 31, 2006, the company reported investments of $164.1 million, total assets of $363.3 million, total liabilities of $249.3 million and shareholders’ equity of $114.0 million. Book value per share as of December 31, 2006 was $7.42 and tangible book value per share was $6.72.

Conference Call Details
SUAI will host a conference call on Friday, August 3, 2007 at 11:00 a.m. Eastern Time to discuss second quarter results. Interested parties may access a live webcast by going to the “Investor Relations” page of SUAI’s website at www.suainsurance.com or by calling 800-291-9234.

A replay of the call will be available by dialing 888-286-8010, passcode 44640792 through August 10, 2007. A replay of the call will also remain on the company’s website for 90 days following the event.

About Specialty Underwriters’ Alliance, Inc.
Specialty Underwriters’ Alliance, Inc., through its subsidiary SUA Insurance Company, is a specialty property and casualty insurance company providing commercial insurance products through exclusive wholesale Partner Agents that serve niche groups of insureds. These targeted customers require highly specialized knowledge due to their unique risk characteristics. Examples include tow trucks, professional employer organizations, public entities, and contractors. SUA’s innovative approach provides products and claims handling, allowing the Partner Agent to focus on distribution and customer relationships.

Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the company may include forward-looking statements that reflect the company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; the effects of acts of terrorism or war; developments in the world’s financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, brokers or customers; acceptance of our products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all; decreased demand for our insurance or reinsurance products; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Financial Tables Follow

Summary Financial Data
(in millions, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Results of operations
Gross written premiums	$48.6	$37.4	$83.6	$68.2
Net written premiums	46.2	34.9	77.8	62.3
Earned premiums	$37.2	$25.2	$72.6	$48.5
Net investment income	2.3	1.5	4.4	2.6
Net realized gains (losses)	0.1	0.0	0.0	0.0

Total revenues	39.6	26.7	77.0	51.1

Loss and loss adjustment expenses	21.9	14.5	42.0	28.5
Acquisition expenses	9.1	5.2	17.7	10.7
Other operating expenses	5.5	4.7	11.1	9.8

Total expenses	36.5	24.4	70.8	49.0

Pre-tax income	3.1	2.3	6.1	2.1
Federal income tax (expense)	(0.1)	(0.1)	(0.1)	(0.1)

Net income (loss)	$3.0	$2.2	$6.0	$2.0

Key ratios
Net loss and loss adjustment expense ratio	58.9%	57.4%	57.9%	58.7%
Ratio of acquisition expenses to earned premiums	24.5%	20.6%	24.4%	22.1%
Ratio of all other expenses to gross written premiums	11.3%	12.7%	13.3%	14.3%
Net income (loss) per share
Basic and diluted	$0.20	$0.14	$0.39	$0.13
Weighted average common shares outstanding (basic and diluted)	15.4	15.2	15.4	15.1

Summary Financial Data
(in millions, except per share data)
	As of	As of
Assets	June 30, 2007	December 31, 2006
Investments	$194.1	$164.1
Cash	0.6	2.4
Insurance premiums receivable	75.7	68.3
Reinsurance recoverable on unpaid loss and loss adjustment expenses	77.9	81.0
Prepaid reinsurance premiums	0.7	3.6
Investment income accrued	1.7	1.6
Equipment and capitalized software at cost (less accumulated depreciation of $6.0 and $3.9)	11.3	8.6
Intangible assets	10.7	10.7
Deferred acquisition costs	19.2	19.8
Other assets	2.5	3.2

Total assets	$394.4	$363.3

Liabilities
Loss and loss adjustment expense reserves*	$160.6	$141.2
Unearned insurance premiums	95.0	89.8
Insured deposit funds	10.7	10.4
Accounts payable and other liabilities	8.9	7.9

Total liabilities	275.2	249.3

Shareholders’ equity
Common stock at $.01 par value per share – authorized 30.0 shares; issued and outstanding 14.7 shares and 14.7 shares	0.1	0.1
Class B common stock at $.01 par value per share – authorized 2.0 shares; issued and outstanding 0.7 shares and 0.7 shares	0.0	0.0
Paid in capital – common stock	129.0	128.4
Paid in capital – Class B common stock	5.2	4.8
Accumulated deficit	(12.3)	(18.3)
Accumulated other comprehensive income (loss)	(2.8)	(1.0)

Total stockholders’ equity	119.2	114.0

Total liabilities and stockholders’ equity	$394.4	$363.3

Book value data
Weighted average shares outstanding	15.4	15.4
Book value per share	$7.73	$7.42
Tangible book value per share	$7.04	$6.72

• Includes $63.2 million and $71.6 million as of June 30, 2007 and December 31, 2006 of direct gross loss and loss adjustment expense reserves of Potomac Insurance Company of Illinois, which reinsured all of its direct liabilities to OneBeacon Insurance Company and is reflected on SUA’s balance sheet as a reinsurance recoverable.

Gross Written Premium Data
(in millions, except percentages)

	Three Months Ended		Three Months Ended
	June 30, 2007		June 30, 2006
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
	(dollars in millions)
AEON Insurance Group, Inc.	$6.9	14.2%	$4.1	11.0%
American Team Managers	9.0	18.5%	7.6	20.3%
Appalachian Underwriters, Inc.	5.7	11.7%	3.2	8.5%
Flying Eagle Insurance Services, Inc.	1.1	2.3%	—	0.0%
Insential, Inc.	0.5	1.0%	0.4	1.1%
Risk Transfer Holdings, Inc.	23.4	48.2%	22.1	59.1%
Specialty Risk Solutions, LLC	1.2	2.5%	—	0.0%
Involuntary risk	0.8	1.6%	—	0.0%

Total	$48.6	100.0%	$37.4	100.0%

	Six Months Ended		Six Months Ended
	June 30, 2007		June 30, 2006
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
	(dollars in millions)
AEON Insurance Group, Inc.	$11.9	14.2%	$7.6	11.2%
American Team Managers	20.2	24.2%	14.8	21.7%
Appalachian Underwriters, Inc.	10.1	12.1%	5.0	7.3%
Flying Eagle Insurance Services, Inc.	1.1	1.3%	—	0.0%
Insential, Inc.	0.8	0.9%	0.4	0.6%
Risk Transfer Holdings, Inc.	37.5	44.9%	40.4	59.2%
Specialty Risk Solutions, LLC	1.2	1.4%	—	0.0%
Involuntary risk	0.8	1.0%	—	0.0%

Total	$83.6	100.0%	$68.2	100.0%

	Three Months Ended		Three Months Ended
	June 30, 2007		June 30, 2006
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
	(dollars in millions)
California	$14.9	30.6%	$11.6	31.0%
Florida	15.2	31.3%	18.4	49.2%
Other States	18.5	38.1%	7.4	19.8%

Total	$48.6	100.0%	$37.4	100.0%

	Six Months Ended		Six Months Ended
	June 30, 2007		June 30, 2006
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
	(dollars in millions)
California	$28.7	34.3%	$22.0	32.3%
Florida	22.5	26.9%	28.2	41.3%
Other States	32.4	38.8%	18.0	26.4%

Total	$83.6	100.0%	$68.2	100.0%

	Three Months Ended		Three Months Ended
	June 30, 2007		June 30, 2006
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
	(dollars in millions)
Workers’ compensation	$27.2	56.0%	$23.5	62.8%
General liability	10.0	20.6%	7.6	20.3%
Commercial automobile	10.3	21.2%	5.7	15.3%
All other	1.1	2.2%	0.6	1.6%

Total	$48.6	100.0%	$37.4	100.0%

	Six Months Ended		Six Months Ended
	June 30, 2007		June 30, 2006
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
	(dollars in millions)
Workers’ compensation	$45.9	54.9%	$44.5	65.2%
General liability	18.6	22.2%	13.7	20.1%
Commercial automobile	17.3	20.7%	9.0	13.2%
All other	1.8	2.2%	1.0	1.5%

Total	$83.6	100.0%	$68.2	100.0%

To learn more about Specialty Underwriters’ Alliance Inc., please visit www.suainsurance.com.